UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under the Securities Act of 1933

STERLING BANCORP, INC.

(Exact name of registrant as specified in its charter)

Michigan	38-3163775
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

One Towne Square, Suite 1900
Southfield, Michigan 48076
(Address of principal executive offices) (Zip Code)

Sterling Bank & Trust 401(k) Plan
(Full title of the plan)

Colleen Kimmel
General Counsel & Corporate Secretary
Sterling Bancorp, Inc.
One Towne Square, Suite 1900
Southfield, Michigan 48076
(248) 355-2400

COPY TO:

Robert C. Azarow, Esq.
Arnold & Porter Kaye Scholer LLP
250 West 55th Street
New York, NY 10019

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.**

Item 2. Registrant Information and Employee Plan Annual Information.**

**As permitted by Rule 428 under the Securities Act, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the U.S. Securities and Exchange Commission (the “SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b) under the Securities Act, and will include the address and telephone number to which the request is to be directed.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 31, 2022;

(b)	The Registrant’s Current Reports on Form 8-K filed with the SEC on January 21, 2022, February 3, 2022, February 17, 2022, March 25, 2022 and March 31, 2022 (in each case, other than information that is furnished but that is deemed not to have been filed); and

(c)	The description of the Registrant’s common stock contained in Exhibit 4.2 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC on October 6, 2020.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any information that is furnished but that is deemed not to have been filed), prior to the filing of a post-effective amendment hereto that either indicates that all securities offered hereby have been sold or deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other contemporaneously or subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Registrant is organized under the Michigan Business Corporation Act (the “MBCA”) which, in general, empowers Michigan corporations to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise, against expenses, including attorneys’ fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful.

The MBCA also empowers Michigan corporations to provide similar indemnity to such a person for expenses, including attorneys’ fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with actions or suits by or in the right of the corporation if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, except in respect of any claim, issue or matter in which the person has been found liable to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnification in view of all relevant circumstances, in which case indemnification is limited to reasonable expenses incurred. If a person is successful in defending against a derivative action or third-party action, as described in the preceding paragraph, the MBCA requires that a Michigan corporation indemnify the person for actual and reasonable expenses incurred in connection with such action.

A Michigan corporation may also pay or reimburse the reasonable expenses incurred by a director, officer, employee, or agent of the corporation, or by a person that is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other profit or nonprofit enterprise, that is a party or threatened to be made a party to an action, suit, or proceeding in advance of final disposition of the proceeding if the person furnishes the corporation a written undertaking, executed personally or on the person's behalf, to repay the advance if it is ultimately determined that the person did not meet the applicable standard of conduct, if any, required by the MBCA for the indemnification of a person under the circumstances.

The MBCA also permits a Michigan corporation to purchase and maintain on behalf of such a person insurance against liabilities incurred in such capacities. Registrant has obtained a policy of directors’ and officers’ liability insurance.

The MBCA further permits Michigan corporations to limit the personal liability of directors in certain circumstances. However, the MBCA does not eliminate or limit the liability of a director for any of the following: (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) intentional infliction of harm on the corporation or the shareholders; (iii) a violation of Section 551 of the MBCA; or (iv) an intentional criminal act.

The Registrant’s Second Amended and Restated Articles of Incorporation and its Amended and Restated Bylaws generally require it to indemnify its officers and directors to the fullest extent permitted by law in connection with any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding in which a director or executive officer is a witness or which is brought against a director or executive officer in his or her capacity as such. Persons who are not directors or executive officers may be similarly indemnified in respect of such service to the extent authorized at any time by the board of directors. The Registrant has the power to purchase and maintain insurance to protect itself, any director, executive officer or other person against any liability asserted against him or her in respect of such service, whether or not the Registrant would have the power to indemnify such person against such liability pursuant to its Second Amended and Restated Articles of Incorporation and its Amended and Restated Bylaws.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed or furnished herewith:

Incorporated by reference
Exhibit number	Exhibit description	Filed/Furnished herewith	Form	Period ending	Exhibit number	Filing date
4.1	Second Amended and Restated Articles of Incorporation of Sterling Bancorp, Inc.		S-1/A		3.2	10/31/2017

4.2	Amended and Restated Bylaws of Sterling Bancorp, Inc.		S-1/A		3.4	10/31/2017

4.3	Form of Common Stock Certificate of Sterling Bancorp, Inc.		S-1/A		4.1	11/07/2017

4.4	Sterling Bank & Trust 401(k) Plan	X

5.1	Opinion of Arnold & Porter Kaye Scholer LLP as to the validity of the securities being registered	X

5.2	Opinion of Arnold & Porter Kaye Scholer LLP as to certain matters under ERISA	X

23.1	Consent of Crowe LLP	X

23.2	Consent of Arnold & Porter Kaye Scholer LLP (included in Exhibit 5.1 to this Registration Statement)	X

24.1	Power of Attorney (contained on the signature page hereof)	X

107	Filing Fee Table	X

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on April 1, 2022.

STERLING BANCORP, INC. (Registrant)

By:	/s/ Thomas M. O’Brien
Thomas M. O’Brien Chairman and Chief Executive Officer (Principal Executive Officer)

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Karen Knott and Colleen Kimmel, and each of them individually, as their true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or either one of his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Thomas M. O’Brien	Chairman and Chief Executive Officer (Principal Executive Officer)	April 1, 2022
Thomas M. O’Brien

/s/ Karen Knott	Chief Financial Officer (Principal Financial and Accounting Officer)	April 1, 2022
Karen Knott

/s/ Steven e. Gallotta	Director	April 1, 2022
Steven E. Gallotta

/s/ Peggy Daitch	Director	April 1, 2022
Peggy Daitch

	Director	April 1, 2022
Seth Meltzer

	Director	April 1, 2022
Sandra Seligman

/s/ Denny Kim	Director	April 1, 2022
Denny Kim

/s/ Tracey Dedrick	Director	April 1, 2022
Tracey Dedrick

/s/ Benjamin Wineman	Director	April 1, 2022
Benjamin Wineman

/s/ Lyle Wolberg	Director	April 1, 2022
Lyle Wolberg

	Director	April 1, 2022
Michael Donahue

	Director	April 1, 2022
Eboh Okorie

Pursuant to the requirements of the Securities Act, Sterling Bank and Trust, F.S.B. as plan administrator of the Sterling Bank & Trust 401(k) Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on April 1, 2022.

STERLING BANK & TRUST 401(K) PLAN (Plan)

By: STERLING BANK AND TRUST, F.S.B. (Plan Administrator)

By:	/s/ Thomas M. O’Brien
Thomas M. O’Brien Chairman and Chief Executive Officer